                                                 Exhibit 21.1
SUBSIDIARIES

ENTITY	JURISDICTION OF FORMATION OR ORGANIZATION
Outbrain Israel Ltd.	Israel
Outbrain UK Limited	United Kingdom
Outbrain Italy SRL	Italy
Outbrain Spain S.L.	Spain
Outbrain Germany GmbH	Germany
Outbrain India Private Limited	India
Outbrain Services Monetizacao de Conteudo LTDA	Brazil
Outbrain Japan KK	Japan
Outbrain Australia PTY Ltd	Australia
Outbrain New Zealand Limited	New Zealand
Outbrain Singapore Pte. Ltd.	Singapore
Zemanta Holding USA Inc.	USA
Zemanta Inc.	USA
Zemanta Limited UK	United Kingdom
Zemanta d.o.o	Slovenia
OBL Inc.	USA
OBL Acquisition Inc.	USA
Ligatus GmbH	Germany
Outbrain Belgium BVBA	Belgium
Outbrain Netherlands B.V.	Netherlands
Outbrain France SAS	France
Outbrain AMC LLC	USA
video intelligence AG	Switzerland
video intelligence GmbH	Germany
video intelligence Ltd.	United Kingdom
video intelligence Inc.	USA
video intelligence S.r.l.	Romania
video intelligence Sweden AB	Sweden
Viewster Deutschland Gmbh, i.L.	Germany